Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Seanergy Maritime Holdings Corp.  for the deregistration of certain securities, conversion of the Registration Statement on Form F-1 (No. 333-221058) to Form F-3, and  registration of the common shares issuable on exercise of the Representative’s Warrant, Class B Warrants and Class C Warrants already issued and currently outstanding, and to the incorporation by reference therein of our report dated March 22, 2019, with respect to the consolidated financial statements and schedule of Seanergy Maritime Holdings Corp., included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Athens, Greece
July 3, 2019